Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Marchex, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-216935, 333-210367, 333-202868, 333-194509, 333-194508, 333-187469, 333-116867, 333-123753, 333-132957, 333-141797, 333-149790, 333-158394, 333-165536, 333-172967, 333-180212, and 333-181327) on Form S-8 of Marchex, Inc. of our report dated March 8, 2017, with respect to the consolidated balance sheet of Marchex, Inc. as of December 31, 2016, and the related consolidated statements of operations, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2016, which report appears in the December 31, 2017 annual report on Form 10-K of Marchex, Inc.

/s/ KPMG LLP

Seattle, Washington

March 14, 2018